COMPANY CONTACT: Roger S. Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE May 3, 2006

Cooper Tire & Rubber Company Reports
First Quarter Results

First Quarter Highlights

Net sales increased 16 percent to a new quarterly record
Sales from North American Tire Operations increased 7 percent
Sales from International Tire Operations increased 58 percent including record results in Europe and newly added sales in China
Investment in Kumho Tire Company of Korea pays dividend of $5 million

Findlay, Ohio, May 3, 2006 — Cooper Tire & Rubber Company (NYSE:CTB) today reported a 16 percent year-over-year increase in net sales, achieving a new quarterly record of $597 million in the three months ended March 31, 2006 compared to $514 million in the same period of 2005. The Company’s acquisition of Cooper Chengshan (Shandong) Passenger Tire Co., Ltd., and Cooper Chengshan (Shandong) Tire Company, Ltd., which was finalized with an effective date of February 4, 2006, increased sales by $48 million in the quarter while higher prices, improved product mix, and higher unit sales volumes in North America and Europe added $39 million.

While the increase in sales volume generated additional operating profit of $5 million, the Company’s continuing operations experienced offsetting cost increases from higher raw material costs, reduced mold and production levels in the Company’s Texarkana, Arkansas, plant, and the transition to 7-day continuous operations in the Findlay, Ohio plant. These cost increases outweighed the combined effects of improved price, improved product and customer mix and the increased sales volume.

In addition, after the first quarter ended, the Company tentatively resolved a certain product liability claim. The unusual circumstances surrounding the claim resulted in a tentative resolution well in excess of what the company had anticipated and reserved previously. As required, net adjustments to the product liability reserves were recorded retroactively to the first quarter, reducing operating profit by $4 million, net income by $3 million, and earnings per share by 5 cents.

Including the impact of the tentative resolution and a gain of 1 cent from discontinued operations, the Company generated a net loss of 8 cents per share in the quarter compared to net earnings of 7 cents per share in the first quarter of 2005.

North American Tire Operations

The Company’s North American tire operations reported sales of $496 million in the quarter, up 7 percent compared to $463 million in the first quarter of 2005. This increase was driven by improved pricing and mix as well as by higher unit sales.

Cooper’s unit sales were up 1 percent overall while RMA industry shipments of light vehicle replacement tires were down more than 4 percent. Cooper’s unit sales of SUV tires, performance tires and light truck tires increased by 15 percent, 17 percent and 2 percent respectively as the company gained market share in all replacement tire categories in the quarter.

Operating results for the North American Tire operations declined year over year as a result of several key operating factors. These included $29 million in higher raw material costs and $5 million in higher utility costs. These were partially offset by $20 million in improved pricing.

In addition, during January and February the Company reduced mold and production levels in its Texarkana, Arkansas plant, in response to weak market conditions. And in late February the Company’s Findlay, Ohio plant was converted from a 5-day operation to a 7-day operation. The combined cost impact in the quarter from these actions was approximately $6 million.

In total, but excluding the impact of adjustments made to product liability reserves after the quarter ended, North American Tire operations generated an operating loss of $2 million compared to operating profit of $6 million in the first quarter of 2005. Including the adjustments to product liability reserves, the segment result was an operating loss of $6 million.

International Tire Operations

The Company’s International Tire Operations reported sales of $125 million in the quarter, an increase of 58 percent compared to the first quarter of 2005. Cooper Europe had an all-time record quarter as sales increased by 18 percent. The acquisition of Cooper Chengshan contributed $48 million in sales during the period. Total unit sales for the International Tire Operations increased by 68 percent.

Operating profit for the International segment was $3 million compared to break-even results in the first quarter of 2005. Cooper Chengshan added more than $2 million in operating profit. Improved pricing and mix added $4 million. These were partially offset by higher raw material costs, expenses related to the startup of Asian operations and higher utility and other plant costs.

Management Commentary

Commenting on the quarter’s results, Cooper’s chairman, president and chief executive officer Thomas A. Dattilo said, “We had good momentum in terms of sales for the quarter as we outpaced the industry, increased market share and improved our overall product mix in North America. We had strong, record setting sales in Europe with improved product offering, availability and expanded distribution. We were pleased with the addition of Cooper Chengshan in China and the solid contribution it is already making to our company. We were also pleased with the dividend on our investment in Kumho. However, the North American replacement tire market remains very competitive and raw material prices continue to impact our results. The price increases we have instituted in the past several months have fallen short of covering rising material costs.”

Outlook

“In North America we implemented another price increase effective April 1 which will help offset a portion of the increasing material costs going forward,” Dattilo continued. “If natural rubber and oil prices remain elevated, more price increases will be necessary.”

“We will continue our efforts around the world to improve our operations and grow our business. We expect to improve manufacturing efficiency and reduce scrap in all our plants as the year progresses. Cooper Chengshan presents exciting opportunities in Asia and we look forward to significant improvements there in the first full quarter of our ownership. While market conditions remain challenging, particularly in North America, we are confident that we are pursuing the right strategies to improve the returns on our shareholders’ investments in this business,” Dattilo concluded.

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11:00 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 60 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute the cost reduction/Asian strategies outlined for the coming year;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications; and

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Dollar amounts in thousands except per share amounts)
	Quarter Ended
	March 31
	2005		2006
Net sales	$514,057		596,582
Cost of products sold	465,375		552,977

Gross profit	48,682		43,605
Selling, general and administrative	42,801		47,944
Restructuring charges	—		—

Operating profit (loss)	5,881		(4,339)
Interest expense	14,215		10,813
Interest income	(5,614)		(2,971)
Debt extinguishment	—		(77)
Dividend of unconsolidated subsidiary	—		(4,609)
Other income — net	(1,229)		(33)

Loss from continuing operations
before income taxes	(1,491)		(7,462)
Income tax benefit	447		2,307

Income (loss) from continuing operations
before minority interests	(1,044)		(5,155)
Minority interests	—		(313)

Loss from continuing operations	(1,044)		(5,468)
Income from discontinued operations,
net of income taxes	6,260		314

Net income (loss)	$5,216		$(5,154)

Basic earnings (loss) per share
Loss from continuing operations	$(0.01)		$(0.09)
Income from discontinued operations	$0.09		$0.01

Net income (loss)	$0.07	*	$(0.08)
Diluted earnings (loss) per share
Loss from continuing operations	$(0.01)		$(0.09)
Income from discontinued operations	$0.09		$0.01

Net income (loss)	$0.07	*	$(0.08)
Weighted average shares outstanding
Basic	69,871		61,330
Diluted	69,871		61,330
Depreciation	$25,647		$30,039
Amortization	$1,083		$1,304
Capital expenditures	$35,197		$33,323
Segment information
Net sales
North American Tire	$462,855		$495,851
International Tire	79,400		125,073
Eliminations	(28,198)		(24,342)
Segment profit (loss)
North American Tire	6,452		(5,912)
International Tire	180		3,415
Unallocated corporate charges and eliminations	(751)		(1,842)
******************************
CONSOLIDATED BALANCE SHEETS
	2005		2006

Assets
Current assets:
Cash and cash equivalents	$563,518		$193,814
Short-Term Investments	91,864		—
Accounts receivable	386,174		436,872
Accounts receivable from sale of automotive operations	54,270		—
Inventories	276,401		407,594
Other current assets	14,851		13,407
Deferred income taxes	28,022		23,826

Total current assets	1,415,100		1,075,513
Property, plant and equipment	742,718		962,796
Goodwill	48,172		60,262
Restricted cash	13,080		12,464
Intangibles and other assets	340,162		355,088

	$2,559,232		$2,466,123

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$110		$6,556
Payable to non-controlling owner	—		96,239
Trade payables and accrued liabilities	300,786		430,020
Income taxes	914		—
Liabilities of discontinued operations	6,928		4,660

Total current liabilities	308,738		537,475
Long-term debt	770,422		502,619
Postretirement benefits other than pensions	172,798		183,970
Other long-term liabilities	190,329		226,898
Long-term liabilities of discontinued operations	23,116		12,810
Deferred income taxes	41,757		19,859
Minority interests	766		53,914
Stockholders’ equity	1,051,306		928,578

	$2,559,232		$2,466,123

* Amounts do not add to due rounding
These interim statements are subject to year-end adjustments
Certain amounts from 2005 have been reclassed to conform to 2006 presentation